Exhibit 10.3

SUBLEASE TERMINATION AND RELEASE

THIS SUBLEASE TERMINATION AND RELEASE (“Agreement”) is hereby entered into effective the 31st day of May, 2002 (“Effective Date”) by and between EON COMMUNICATIONS CORPORATION, a Delaware corporation (f/k/a Cortelco Systems, Inc.) (“Tenant”) and TC FOREST HILL DEVELOPMENT, LP, a Delaware limited partnership (successor in interest to Trammell Crow Tennessee Development, Inc.) (“Landlord”).

R E C I T A L S

1.  Landlord and Tenant entered into a Lease Agreement dated May 7, 1999, as amended, by which Landlord has leased the premises (the “Premises”) more particularly described therein to Tenant; and

2.  At Tenant’s request, Landlord conveyed the Premises to The Industrial Development Board of the City of Memphis and County of Shelby, Tennessee (the “IDB”), and the IDB, in turn, leased the Premises back to Landlord pursuant to that certain Real Property Lease Agreement (“Pilot Lease”) effective December 31, 1999, by and between the IDB, as lessor, and Landlord, as lessee (“PILOT Transaction”);

3.  As a result of the PILOT Transaction, the aforesaid Lease Agreement between the parties was converted into a sublease (hereinafter, the “Sublease”); and

4.  Landlord and Tenant desire to terminate the Sublease prior to the end of the term stated in the Sublease and agree to release each other from any further liability in connection therewith except as set forth below, on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Termination of Sublease.    Subject to satisfaction of all Termination Conditions (defined below) and to Section 7 below, the parties agree that the Sublease shall terminate at 12:00 a.m. on June 1, 2002 (“Termination Date”), and thereafter the Sublease and all rights and obligations of the parties thereunder shall be deemed to have expired and terminated as fully and completely and with the same force and effect as if such date were the termination date set forth in the Sublease. In such event, Tenant shall be liable for and shall pay all sums due under the Sublease as rent or otherwise through and including the Termination Date, which are more particularly set forth on Exhibit A attached hereto and incorporated herein by reference (“Final Sublease Payment”). After payment of the Final Sublease Payment as expressly set forth on Exhibit A, Tenant shall have no further liability for any common area maintenance charges under the Sublease (including, but not limited to, Tenant’s obligations under the Sublease to pay its proportionate share of Operating Costs, as defined in the Sublease). Tenant shall pay the Final Sublease Payment to Landlord by wire transfer for receipt by Landlord on or before the Termination Date in accordance with the wire transfer instructions that have been separately provided by Landlord to Tenant. Tenant shall in addition be liable for any Tenant obligations under the Sublease that expressly survive termination of the Sublease (including without limitation Tenant’s obligations under Section 27.01 of the Sublease). Unless and until the Sublease is terminated as set forth in this Agreement, the Sublease is and shall remain in full force and effect according to its original terms and conditions and nothing contained in this Agreement shall be construed as a waiver by the Landlord or Tenant of any of their rights and remedies under the Sublease.

2.  Termination Conditions.    Landlord’s agreement to terminate the Sublease in Section 1 above is conditioned upon and subject to strict satisfaction by Tenant of each of the following conditions, time being of the essence with respect to each such condition (“Termination Conditions”):

(a)  Tenant shall pay to Landlord a termination fee of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) payable as follows:

(i)  Tenant shall pay to Landlord Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) by wire transfer for receipt by Landlord on or before the Termination Date, in accordance with the wire transfer instructions provided by Landlord to Tenant;

(ii)  Tenant shall execute and deliver to Landlord a Promissory Note in the principal amount of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000) in the form attached hereto as Exhibit B (“Note”) on or before the Termination Date;

(b)  Tenant shall cause to be delivered to Landlord the Letter of Credit (defined below) securing Tenant’s obligations under the Note and this Agreement on or before the Termination Date. Upon delivery of the new Letter of Credit to Landlord and satisfaction of the other Termination Conditions, Landlord shall promptly surrender to Tenant the existing $750,000 letter of credit in favor of Landlord so that it may be terminated; and

(c)  The Premises shall be delivered to Landlord in accordance with Section 5 hereof on or before the Termination Date and Tenant shall have performed all of its other obligations under the Sublease and/or this Agreement through the Termination Date.

3.  Letter of Credit.    As a security for Tenant’s obligations under this Agreement and the Note, Tenant shall deliver to Landlord an irrevocable Letter of Credit substantially in the form set forth on Exhibit C attached hereto in the amount of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000) (subject to adjustment as set froth below) naming Landlord as Beneficiary (“Letter of Credit”). The Letter of Credit (or a replacement or renewal Letter of Credit in the required amount and form) must remain in full force and effect until ninety-one (91) days after payment in full of all sums due from Tenant to Landlord under this Agreement and the Note. The issuer of the Letter of Credit (the “Issuer”) must remain at all times acceptable to Landlord in its sole discretion. An issuer which is rated A- or better by Standard & Poors or A3 or better by Moodys shall be deemed acceptable. If Landlord reasonably objects to the creditworthiness of the Issuer, Landlord shall give Tenant written notice of said objection and within thirty (30) days Tenant shall replace the Letter of Credit with a Letter of Credit of substantially identical terms issued by a bank acceptable to Landlord. The face amount of the Letter of Credit may be reduced on June 15, September 15, December 15 and March 15 of each year during the term of the Note to an amount equal to the then current balance of the Note (as of each such applicable date) plus One Hundred Seventy Five Thousand No/100 Dollars ($175,000). For example, if the outstanding balance of the Note on March 15, 2003 is $875,000, the face amount of the Letter of Credit could be reduced at that time to $1,050,000.

4.  Release and Indemnity.    Tenant, on behalf of itself, its successors and assigns, hereby releases, indemnifies and holds harmless Landlord and its current or former officers, members, shareholders, managers, partners, employees, agents, attorneys, mortgagees, predecessors in interest, successors, affiliates, heirs or assigns of any of them, from and against any liabilities, losses, claims, demands, damages or expenses (including, without limitation, reasonable attorneys fees) whatsoever, in law or in equity which Tenant ever had, now has or hereafter can, shall or may have arising out of or related to the Sublease or Tenant’s occupancy at the Premises, including without limitation any claims, damages or expenses related to any casualty loss to Tenant’s property, interruption of Tenant’s business related thereto or any third party claims arising out of facts or circumstances that occurred prior to the Effective Date of this Agreement.

5.  Condition of Premises.    Tenant shall have until the Termination Date to remove its personalty, equipment and trade fixtures from the Premises, as and to the extent permitted by the Sublease. On the Termination Date, Tenant shall deliver the Premises to Landlord in the condition required pursuant to the terms and provisions of the Sublease concerning termination of the Sublease (including without limitation Section 7.01(b) of the Sublease).

6.  Representations and Warranties.

(a)  The parties represent and warrant to each other that they have not assigned or transferred and shall not assign or transfer any of their respective rights under the Sublease to any other party prior to the Termination Date.

(b)  Landlord hereby represents that it has full power and authority to enter into this Agreement. This Agreement constitutes the valid and binding agreement of Landlord, enforceable against Landlord in accordance with its terms.

(c)  Tenant hereby represents that it has full corporate power and authority to enter into this Agreement. All actions required by the Board of Directors or shareholders of Tenant to authorize the execution and delivery by Tenant of this Agreement and the consummation by Tenant of the transactions contemplated hereby have been taken. This Agreement constitutes the valid and binding agreement of Tenant, enforceable against Tenant in accordance with its terms.

7.  Unconditional Obligations.    In the event Landlord is required to relinquish or return any payments made by or on behalf of Tenant pursuant to this Agreement or the Note or any proceeds of the Letter of Credit received by Landlord, in whole or in part, by reason of a proceeding arising under the United States Bankruptcy Code, or for any other reason, then, at Landlord’s sole option, either (i) this Agreement and the Note shall continue to be effective or be reinstated, as the case may be, at any time any such payment or proceeds received by Landlord are rescinded or must be returned for any reason, or (ii) all Tenant’s obligations under the

Sublease shall automatically be reinstated and shall continue to be effective notwithstanding any previous cancellation or release effected by Landlord pursuant to this Agreement, as if no termination had occurred, and in such event Landlord shall apply all sums received and retained by Landlord pursuant to this Agreement against Tenant’s obligations under the Lease in such order as Landlord shall elect in its sole discretion.

8.  PILOT Transaction.    Landlord may, at any time after the Termination Date, request that the IDB revoke the PILOT Transaction and convey fee simple title to the Premises to Landlord. At Landlord’s request, Tenant shall cooperate with Landlord and the IDB to effectuate such revocation. In the event that the PILOT Transaction is revoked, Landlord may obtain (i) an endorsement to any existing leasehold title policy issued to Landlord for the Premises through Landlord’s counsel, with such endorsement reflecting the conversion of Landlord’s leasehold interest in the Premises into a fee interest as a result of the revocation of the PILOT Transaction and the reconveyance of the Premises from the IDB to Landlord and insuring Landlord’s fee simple interest on the Premises in the amount of $7,500,000, or (ii) an Owner’s Title Policy issued by a title company satisfactory to Landlord, through Landlord’s counsel, in the amount of $7,500,000, and Tenant shall pay all premiums, costs and expenses related to (i) or (ii). However, Landlord agrees to use commercially reasonable efforts to pursue and obtain the lowest cost option [as between either (i) or (ii) above], provided that Landlord’s fee interest in the Premises is reasonably insured in the amount of $7,500,000. Except as a result of Landlord’s gross negligence or willful misconduct, Tenant, on behalf of itself, its successors and assigns, hereby indemnifies and holds harmless Landlord and its current or former officers, members, shareholders, managers, partners, employees, agents, attorneys, mortgagees, predecessors in interest, successors, affiliates, heirs or assigns of any of them, from and against any liabilities, losses, claims, demands, damages or expenses (including, without limitation, reasonable attorneys fees) whatsoever, in law or in equity arising out of or related to the PILOT Transaction, the revocation of the PILOT Transaction by Landlord, or Tenant’s failure to comply with any of the documents, instruments or agreements relating to or evidencing the Pilot Transaction (including without limitation, Recapture Payments (as such term is defined in Section 9.04(d) and/or Section 9.08 of the Pilot Lease) due for any period prior to the Effective Date hereof, and any other payment or expense due to the IDB pursuant to the Pilot Lease or any other document, instrument or agreement whatsoever evidencing or relating to the Pilot Transaction). It is understood and agreed that Tenant shall not be responsible for Recapture Payments due to the IDB under the Pilot Lease that are attributable solely to periods after the Effective Date.

9.  Loan Documentation.    In connection with termination of the Sublease and/or the Pilot Transaction as set forth in this Agreement, Tenant agrees to reimburse Landlord promptly for any cost or expense (including without limitation reasonable attorney’s fees and recording costs) incurred or required to be paid by Landlord relative to any modification, amendment, and/or termination of (i) that certain $6,000,000.00 loan from Union Planters Bank (“UP”) to Landlord pursuant to the Construction/Term Loan Agreement dated December 31, 1999, secured by that certain Leasehold Construction Deed of Trust, Assignment of Rents and Security Agreement dated December 31, 1999 executed by Landlord in favor of Union Planters Bank, as previously amended or modified (the “UP Deed of Trust”), and evidenced by all other documentation and instruments executed in connection therewith; provided, that Tenant’s maximum liability under this subsection 9(i) shall not exceed $10,000.00 (“Maximum UP Liability”); and (ii) that certain $7,000,000.00 loan from Landlord to the IDB evidenced by that certain Industrial Development Revenue Real Property Note (Cortelco Project) Series 1999-1,

secured by the Deed of Trust executed by the IDB in favor of Landlord (the “Landlord Deed of Trust”), and evidenced by all other documentation and instruments executed in connection therewith. Except as a result of Landlord’s gross negligence or willful misconduct, Tenant, on behalf of itself, its successors and assigns, hereby indemnifies and holds harmless Landlord and its current or former officers, members, shareholders, managers, partners, employees, agents, attorneys, mortgagees, predecessors in interest, successors, affiliates, heirs or assigns of any of them, from and against any liabilities, losses, claims, demands, damages or expenses (including, without limitation, reasonable attorneys fees) whatsoever, in law or in equity arising out of or related to the occurrence of a default or event of default under the Landlord Deed of Trust arising out of or related to Tenant’s default under the Pilot Lease or Tenant’s failure to comply with any of the documents, instruments or agreements relating to or evidencing the Pilot Transaction, but excluding any Recapture Payments due to the IDB that are attributable solely to periods after the Effective Date.

10.  Successors-in-Interest, Governing Law and Modification.    This Agreement shall be binding upon and shall inure to the benefit of each party and its respective successors and assigns, shall be governed by and construed in accordance with the laws of the state where the Premises are located, and may not be amended or modified other than in writing signed by the party to be charged therewith.

11.  Entire Agreement.    This Agreement, and any agreement and/or instruments previously delivered or to be delivered in connection herewith, contain the entire agreement between the parties hereto and except as otherwise specifically set forth herein, supersede all prior agreements and undertakings between the parties hereto or any of them or any of their affiliates relating to the subject matter hereof.

12.  Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall constitute sufficient proof of the Agreement to present any copy, copies or facsimiles signed by the parties to be charged.

13.  Severability.    Should any provision of this Agreement be declared invalid or unenforceable, whether in whole or in part, by any court of competent jurisdiction, the remaining provisions and/or portions of the affected provisions which remain valid or enforceable shall not be affected thereby.

14.  Discharge of Memorandum.    If the parties have previously executed and recorded a memorandum of lease, Tenant shall execute and acknowledge within five (5) days of receipt of same from Landlord a discharge and release of such memorandum of lease. Landlord, at its sole cost and expense, shall have the right to cause the discharge and release of memorandum of lease to be filed or recorded in the applicable recorder’s office.

15.  Attorneys’ Fees.    In the event any litigation proves necessary to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees and court costs from the other party, including pre-suit and appellate attorney fees and costs.

16.  Broker.    Landlord and Tenant each represent to the other that no brokers were involved in this transaction other than E. H. Crump Realty, Inc. (“Broker”), on behalf of Tenant.

Tenant agrees to pay any commission, fee or other compensation due Broker (or any other broker) in connection with the Sublease or the termination of the Sublease contemplated hereby, and shall indemnify and hold Landlord harmless from and against the same.

17.  Payment of Attorney’s Fees in Connection with this Agreement.    Concurrently with its execution of this Agreement, Tenant shall pay, by wire transfer, Landlord’s legal fees and expenses in connection with this matter in the amount of $13,500.00 and UP’s legal fees and expenses in connection with this matter in the amount of $2,500.00. (Such payment of UP’s legal fees shall be credited against Tenant’s Maximum UP Liability.)

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective the date and year first above written.

[COUNTERPART SIGNATURE PAGES FOLLOW.]

COUNTERPART SIGNATURE PAGE TO SUBLEASE TERMINATION AND RELEASE

EON COMMUNICATIONS CORPORATION

By:	/s/ TROY E. LYNCH
President and CEO

COUNTERPART SIGNATURE PAGE TO SUBLEASE TERMINATION AND RELEASE

TC FOREST HILL DEVELOPMENT, LP

By:	Trammell Crow Tennessee Development, Inc., its General Partner

By:	/s/ PATRICK T. HENRY
President

EXHIBIT A

FINAL SUBLEASE PAYMENT

2001 Operating Expenses	$43,880.30
January-May 2002 CAM charges	$18,283.45

Total	$62,163.75

EXHIBIT B

PROMISSORY NOTE

$1,400,000.00	Effective June 1, 2002
Memphis, Tennessee

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of TC Forest Hill Development, LP, a Delaware limited partnership (“Payee”; Payee and any subsequent holder[s] hereof are hereinafter referred to collectively as “Holder”), the principal sum of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000), without interest (except as expressly provided below). All payments hereon shall be made in collected funds at Payee’s main office, or at such other location as the holder hereof directs in writing, and shall be applied to principal, accrued interest (if any), and charges and expenses owing on or in connection with this Note, in such order as the holder hereof elects, except that payments shall be applied to accrued interest (if any) before principal.

Principal shall be due and payable in twenty-four (24) equal monthly installments of Fifty Eight Thousand Three Hundred Thirty Three Dollars and 33/100 ($58,333.33) each, with the first installment due and payable on July 1, 2002 and subsequent installments due and payable on the 1st day of each succeeding month thereafter until June 1, 2004 (the “Maturity Date”), on which date the entire outstanding principal balance shall be immediately due and payable in full.

Maker may prepay the indebtedness evidenced hereby in whole or in part, at any time, without premium or penalty, by paying the unpaid principal balance, together with all other charges and expenses owing.

This Note is secured by a Letter of Credit naming Payee as Beneficiary and expiring no earlier than September 15, 2004 (“Letter of Credit”).

Time is of the essence of this Note. It is hereby expressly agreed that in the event that any default be made in the payment of principal or interest as stipulated above (such event to be referred to as an “event of default”); or should any event of default occur under any instrument or document now or hereafter further evidencing, securing or otherwise relating to the indebtedness evidenced hereby; or should Maker become the subject of bankruptcy or insolvency proceedings; then, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with any other sums advanced hereunder and/or under any other instrument or document now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby, together with all unpaid interest accrued thereon, shall, at the option of Holder and without notice to Maker, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. Upon the occurrence of any event of default as set forth herein, at the option of Holder and without notice to Maker, the entire outstanding principal balance shall bear interest thereafter until paid at an annual rate equal to twelve percent (12%) per annum, regardless of whether there has been an acceleration of the payment of principal as set forth herein and Holder shall be entitled to draw the amount of any sums due hereunder one or more times, from time to time, under the Letter of Credit. Notwithstanding anything in this instrument to the contrary, in no event shall the effective rate of interest payable in respect to the indebtedness evidenced hereby exceed the maximum rate of interest allowed to be charged by applicable law (the “Maximum Rate”). All such interest shall be paid at the time of, and as a condition precedent to, the curing of any such default.

If any payment (other than the final payment due upon the Maturity Date) is past due by five (5) days or more, Maker agrees to pay the Holder a late charge of (i) 5% of such payment amount or (ii) any lesser maximum amount permitted under applicable law. No late charge, however, shall be imposed on any payment made on time and in full solely by reason of any previously accrued and unpaid late charge.

In the event this Note is placed in the hands of an attorney for collection or for enforcement or protection of the security, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby or the enforcement or protection of the security, in any case after the occurrence of an event of default, Maker and any endorsers hereof agree to pay a reasonable attorney’s fee, all court and other costs, and the reasonable costs of any other collection efforts.

Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws. Unless otherwise specifically agreed by Holder in writing, the liability of Maker and all other persons now or hereafter liable for payment of the indebtedness evidenced hereby, or any portion thereof, shall not be affected by (1) any renewal hereof or other extension of the time for payment of the indebtedness evidenced hereby or any amount due in respect thereof, (2) the release of all or any part of any collateral now or hereafter securing the payment of the indebtedness evidenced hereby or any portion thereof, or (3) the release of or resort to any person now or hereafter liable for payment of the indebtedness evidenced hereby or any portion thereof. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

This Note has been negotiated, executed and delivered in the State of Tennessee, and is intended as a contract under and shall be construed and enforceable in accordance with the laws of said state.

As used herein, the terms “Maker” and “Holder” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

MAKER: EON COMMUNICATIONS CORPORATION

By:

Title:

EXHIBIT C

FORM OF LETTER OF CREDIT

[Issuer Letterhead]

IRREVOCABLE STANDBY
LETTER OF CREDIT

MAXIMUM AMOUNT U.S. $1,400,000.00	No. * Effective Date: June 1, 2002

To:   TC FOREST HILL DEVELOPMENT, LP,
         825 CROSSOVER LANE, SUITE 100
          MEMPHIS, TN 38117

Ladies and Gentlemen:

We hereby establish in your favor our Irrevocable Standby Letter of Credit No.                 for the account of EON COMMUNICATIONS CORPORATION (“Borrower”). This Letter of Credit is issued to you in connection with the Sublease Termination Agreement, dated effective May 31, 2002 between you and Borrower (the “Termination Agreement”) and the Promissory Note dated effective June 1, 2002 from Borrower to you in the principal amount of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000) (“Note”) and is subject to the following limitations:

1.  As of the date of presentation of a valid Draw Certificate, for any sum or sums not exceeding the maximum amount specified in the following schedule in the aggregate for all drafts presented hereunder.

Date of presentation of Draw Certificate	Maximum Amount
June 1, 2002—December 14, 2002	$1,400,000.00
December 15, 2002—March 14, 2003	1,225,000.00
March 15, 2003—June 14, 2003	1,050,000.00
June 15, 2003—September 14, 2003	875,000.00
September 15, 2003—December 14, 2003	700,000.00
December 15, 2003—March 14, 2004	525,000.00
March 15, 2004—June 14, 2004	350,000.00
June 15, 2004 through expiration	175,000.00

2.  Funds under this Letter of Credit are available against your signed draft marked “Drawn under Irrevocable Standby Letter of Credit No.                 dated effective June 1, 2002”.

3.  Drafts must be accompanied by a signed Draw Certificate in the form attached hereto.

4.  This Letter of Credit may be drawn upon for all amounts then owing to you under the Termination Agreement and/or the Note upon the occurrence of any of the following:

(i)  an event of default under the Termination Agreement;

(ii)  an event of default under the Note; or

(iii)  ten (10) days or less remains prior to the Expiry Date (as defined below) and Borrower remains obligated to maintain a Letter of Credit under the Termination Agreement and/or the Note and has not provided a satisfactory Letter of Credit in the required amount renewing or replacing this Letter of Credit.

5.  We hereby agree to honor each draft drawn under and in compliance with the terms of this Letter of Credit if duly presented, together with the originally executed Letter of Credit, at our offices at                     on or before the close of business on the Expiry Date (defined below).

6.  This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by any document, instrument or agreement referred to herein, or in which this Letter of Credit is referred to, or to which this Letter of Credit relates; and no such reference shall be deemed to incorporate herein by reference any such document, instrument or agreement.

7.  This Letter of Credit shall expire on September 15, 2004 (the “Expiry Date”).

8.  Multiple and partial drawings are permitted under this Letter of Credit.

9.  This Letter of Credit is issued subject to the International Standby Practices 1998 (“ISP98”) and, except as to matters governed thereby, shall be governed and construed in accordance with the internal laws of the State of Tennessee.

By:

Title:

Draw Certificate
to Irrevocable Standby Letter of Credit No.
dated June 1, 2002, issued by

Irrevocable Standby Letter of Credit No.

The undersigned duly authorized representative TC FOREST HILL DEVELOPMENT, LP (“Beneficiary”) hereby certifies, with reference to Irrevocable Standby Letter of Credit No.                  (the “Letter of Credit”) issued by                      in favor of Beneficiary, that:

[(i) EON COMMUNICATIONS CORPORATION has defaulted under its Sublease Termination Agreement dated effective May 31, 2002 with Beneficiary and/or under the Promissory Note from EON COMMUNICATIONS CORPORATION to Beneficiary in the principal amount of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000) dated effective June 1, 2002 and currently owes $                 to Beneficiary under said Sublease Termination Agreement and/or said Promissory Note. Beneficiary therefore hereby demands payment and draws said $                  amount under the Letter of Credit, which amount does not exceed the full remaining undrawn amount of the Letter of Credit.]

(ii) Ten (10) days or less remains until the expiration date of the Letter of Credit and EON COMMUNICATIONS CORPORATION remains obligated to maintain a Letter of Credit under the Sublease Termination Agreement dated effective May 31, 2002 between Beneficiary and EON COMMUNICATIONS CORPORATION and has not provided a satisfactory Letter of Credit in the required amount renewing or replacing the Letter of Credit and currently owes $                 to Beneficiary under said Sublease Termination Agreement and/or the Promissory Note from EON COMMUNICATIONS CORPORATION to Beneficiary in the principal amount of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000) dated effective June 1, 2002. Beneficiary therefore hereby demands payment and draws said $                  amount under the Letter of Credit, which amount does not exceed the full remaining undrawn amount of the Letter of Credit.] [add clause (i) or (ii) as appropriate]

Payment should be submitted to Beneficiary [by check at the address indicated on the Letter of Credit] [in immediately available funds by wire transfer to the following account of Beneficiary:

Name of Bank:
Address of Bank:
Account No.:
Account Name:
ABA No.:
Reference: ]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of this         day of             ,     .

TC FOREST HILL DEVELOPMENT, LP

By:	Trammell Crow Tennessee Development, Inc., general partner

By:

Title:

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